EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Second Quarter Financial Results
Revenue Increases 39%, Adjusted EBITDA Increases 58%
Net Income Increases To $0.09 Per Share From Loss of $(0.02) Last Year
Traffic Grows 32% to 40 Million Unique Monthly Users
WebMD Names Anthony Vuolo COO and Mark Funston CFO
New York, NY (July 31, 2007) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended June 30, 2007.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “Our second quarter operating results demonstrate the strong progress that we are continuing to make towards delivering on the Company’s overall strategic plan. We are making the investments necessary to extend our leadership position and deliver the products and capabilities that will position us to continue to achieve substantial long term revenue growth and margin expansion. I am very enthusiastic about the opportunities ahead.”
Financial Summary
Revenue for the second quarter was $78.5 million compared to $56.6 million last year, an increase of 39%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the second quarter increased 58% to $15.2 million or $0.25 per share compared to $9.6 million or $0.17 per share last year. Net income for the second quarter was $5.4 million or $0.09 per share compared to a net loss of $(853,000) or $(0.02) per share last year.
As of June 30, 2007, WebMD had approximately $240 million of cash and investments.
Operating Highlights
Online Services segment revenue was $72.9 million for the second quarter compared to $49.6 million last year, an increase of 47%. Advertising and sponsorship revenue increased 45% to $52.4 million. Private portal licensing revenue increased 61% to $19.8 million. Online Services segment Adjusted EBITDA increased 56% to $14.0 million compared to $9.0 million last year.
The WebMD Health Network continued to expand with the average number of unique users reaching 40.3 million per month and total traffic of 890 million page views during the second quarter, increases of 32% and 25%, respectively, from a year ago. Excluding the traffic from the previously disclosed terminated AOL agreement in both the June 2007 and 2006 quarters, the average monthly unique users of the WebMD Health Network increased 40% and page view traffic increased 30%. In the second quarter, 760,000 continuing medical education (CME) programs were completed on the WebMD Health Professional Network, an increase of 55% from the prior year period.
WebMD continued to expand its base of large employers and health plans utilizing its private Health and Benefits portals during the second quarter, bringing total platform customers to 108 from 82 a year ago. New customers utilizing its platform include MVP Health Care, Inc., Select Health, Inc. and Principal Financial Group, Inc. Additionally, WebMD implemented its integrated WebMD Health Coaching platform for both University of Utah and Deere & Company, providing them with a new suite of online and telephonic lifestyle management programs designed to reduce modifiable health risk behaviors across their employee populations.
Publishing and Other Services segment revenue was $5.6 million for the second quarter compared to $7.0 million last year. The decline in publishing and other revenue was due to the Company’s previous decision to discontinue its offline CME product which contributed $1.7 million in revenue last year. Publishing and Other Services segment Adjusted EBITDA was $1.1 million compared to a $593,000 in the prior year period.
WebMD Names Anthony Vuolo COO and Mark Funston CFO
The Company announced changes in its senior management organization in order to better position the Company to capitalize on the significant growth opportunities it sees in the marketplace. Effective immediately, Tony Vuolo, currently Chief Financial Officer, will assume the new position of Chief Operating Officer of WebMD. Mark Funston, currently CFO of HLTH Corporation, WebMD’s parent company, will assume the additional responsibilities of Chief Financial Officer of WebMD, effective August 11, 2007.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “We are making these changes in order to ensure that we have the right management infrastructure in place to support our growth for the future. Tony will concentrate on providing the internal operating oversight, allowing me to focus on the numerous opportunities to further accelerate our future growth. In addition, I look forward to having the opportunity to work closely with Mark Funston at this exciting time in our company’s evolution.”
Financial Guidance for 2007
WebMD reaffirmed its revenue guidance for the last six months of 2007.
WebMD increased its guidance for Adjusted EBITDA for the last six months of 2007 to reflect expected higher margin on incremental revenue resulting from acceleration of benefits from its infrastructure investments and acquisition synergies.
WebMD also increased its guidance for net income for the last six months of 2007 to reflect the increase in Adjusted EBITDA, and its expectations for higher interest income and lower non cash stock compensation expense, offset in part by higher income tax expense resulting from the current year impact of non cash income tax expense related to a deferred tax liability associated with tax deductible goodwill amortization.
Including the results for the second quarter announced today, the company expects full year 2007 results of:
•	Revenue of $343 million to $355 million, an increase of 35% to 40% over 2006

•	Adjusted EBITDA of $82 million to $88 million, or $1.37 to $1.47 per share, an increase of 55% to 66% over 2006, and

•	Net income of $30 million to $36 million, or $0.49 to $0.59 per share, as compared to net income of $2.5 million or $0.04 per share in 2006
A schedule outlining WebMD’s updated financial guidance is attached to this press release.

Analyst and Investor Conference Call
As previously announced, WebMD and its parent company, HLTH Corporation, will hold a conference call with investors and analysts to discuss their respective second quarter results at 4:45 pm (Eastern time) on July 31, 2007. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (NASDAQ: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList® ;, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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